Exhibit 10.5

August 20, 2010

Robert Rodriguez
7321 Black Swan Place
Carlsbad, CA 92011

Dear Robert:

I am delighted to offer you the opportunity to join Denny’s Corporation as Executive Vice President, Chief Operating Officer reporting to Debra Smithart-Oglesby.  This letter outlines the terms of our offer, contingent upon the outcome of your background / reference verification and pre-employment drug test. In addition, should you accept this offer, you will be required to sign a restrictive covenants agreement (including non-compete provisions), as well as acknowledge the Company’s incentive compensation clawback policy.

Please review the offer and confirm your acceptance by signing and returning this letter at your earliest convenience. A copy is enclosed for your records.

START DATE
Your anticipated start date will be on or before September 13, 2010.

BASE SALARY
Your biweekly gross base salary will be $16,346.16 ($425,000 annually) and will be paid to you via direct deposit.  Your performance will be reviewed as part of Denny’s annual performance review and merit process.

SIGN-ON BONUS
In addition to your annual base compensation, you will be awarded a one time sign-on bonus in the gross amount of $100,000 which will be paid to you within the first 60 days of your employment. Applicable income and FICA taxes will be withheld. Should you voluntarily leave the Company for any reason or are terminated for cause within twelve (12) months following your start date, you agree to reimburse the Company the full amount of the sign-on bonus.  Should you voluntarily leave the Company for any reason or are terminated for cause within the thirteenth (13th) month through the eighteenth (18th) month following your start date, you agree to reimburse the Company fifty percent (50%) of the sign-on bonus.

ANNUAL INCENTIVE
You will be eligible to participate in the Denny’s annual Corporate Incentive Plan.  Your target incentive opportunity is 75% of your base salary. Bonus payouts for the 2010 performance year will be pro-rated based on your date of hire. Goals and associated metrics for the 2010 plan will be mutually determined by you and the CEO, and subject to approval by the Compensation and Incentives Committee of the Denny’s Corporation Board of Directors. Further, you will participate with the CEO and executive team in creating the architecture for the 2011 incentive plans for presentation to the Board.

Robert Rodriguez
August 20, 2010
Page Two

LONG-TERM INCENTIVE AWARDS
You will receive an equity award comprised of 100,000 stock options which will be granted on the first trading day of the first quarter after your start date.  The exercise price will be the Fair Market Value of the Company stock (closing stock price) on the date of the grant.  In addition, you will be eligible to participate in future long-term incentive award programs if you are employed at the time of the grant and have met the performance criteria for participation.

Subject to final approval by the Compensation and Incentives Committee of the Denny’s Corporation Board of Directors, as soon as possible following your start date, and consistent with Denny's normal new hire grant policies, you will be granted 250,000 restricted stock units (RSU’s).  These RSU’s will vest and convert to shares of Denny’s common stock upon the attainment of the stock price goals shown below:

o	62,500 RSU’s will vest to you when the closing price of DENN stock equals $4.00 or higher for 20 consecutive trading days
o	62,500 RSU’s will vest to you when the closing price of DENN stock equals $4.50 or higher for 20 consecutive trading days
o	62,500 RSU’s will vest to you when the closing price of DENN stock equals $5.00 or higher for 20 consecutive trading days
o	62,500 RSU’s will vest to you when the closing price of DENN stock equals $5.50 or higher for 20 consecutive trading days

All unvested RSU’s will be forfeited 5 years from your start date, or upon your termination from employment for any reason. The award agreement covering this grant will contain all terms and conditions of the award.

BENEFITS
You will be eligible to enroll in our group benefits program immediately upon hire.  You may enroll for medical, dental, vision, and additional life insurance coverage at any time during your first 30 days of employment.  These coverages can be effective retroactive to your date of hire or may be deferred until 30 days after your date of hire.  Also, as an executive officer of the Company, you will be reimbursed up to $1,500 each year for an annual physical.

As a Denny’s Highly Compensated Employee (HCE), you can make limited contributions to the 401(k) Plan; however, you are not eligible to receive the company match. As another retirement plan option, you will be eligible to participate in the Denny’s, Inc. Deferred Compensation Plan. This Plan provides matching contributions for participants in the Plan.

Our Deferred Compensation administrative services provider, The Newport Group, will be sending to you, via your work email, a comprehensive enrollment kit that describes the plan features and provides other information, including the investment options and the election forms necessary to participate.  Please note that you have 30 days from the date of the email to enroll.  If you do not choose to enroll in the plan at this time, you will have to wait until the annual enrollment period.

SEVERANCE
You will be covered under the Denny’s Corporation Executive Severance Pay Plan.  Generally, for regular severance, the plan provides for a severance payment equal to 100% of your base salary (paid in biweekly installments) and a prorated bonus in the year of termination.  For severance benefits in a Change in Control, the plan generally provides for a severance payment equal to 200% of your base salary plus 200% of your target annual bonus.  Specific details are explained in the Denny’s Corporation Executive Severance Pay Plan. We agree that any plan amendment reducing the amount that the plan currently provides will not apply to you without your consent.  We further acknowledge that for purposes of the definition of "Good Reason" set forth in Section 2.14 of the plan, Southern California shall be the geographic location for which you will be required to perform your job responsibilities.

Robert Rodriguez
August 20, 2010
Page Three

CAR ALLOWANCE
You will receive a car allowance of $13,200 annually paid in biweekly installments via direct deposit.  Applicable taxes will be withheld. You will, however, be reimbursed for all reasonable and documented business mileage.

TELECOM ALLOWANCE
You will receive a biweekly telecom allowance of $75 ($1,950 annually) paid via direct deposit.  All applicable taxes will be withheld.

VACATION
You will be eligible for four weeks of vacation annually.  Vacation hours accrue each month up to a maximum of 160 hours, at which time no additional hours will accrue. Should you voluntarily leave the Company for any reason or are terminated for cause, you will be paid your balance of accrued but unused vacation hours up to a maximum of 80 hours.

REQUIRED PRE-EMPLOYMENT DRUG TEST
As stated above, our offer of employment to you is contingent upon the outcome of the required pre-employment drug test. Enclosed with this letter is a chain of custody form.  Please take this form and photo identification to the Labcorp testing facility located at LabCorp, 345 Saxony Rd. Suite 201B
Encinitas, CA 92024 within 48 hours of your receipt of this letter.  The testing facility’s telephone number is 760-942-9804. Drug screens are performed at this facility, but please call prior to going to the lab to ensure testing times. As stated above, our offer of employment to you is contingent upon you passing this drug test.

ORIENTATION AND ON-BOARDING
Once your start date is confirmed, an orientation session will be scheduled. The U.S. Department of Justice’s Immigration Reform and Control Act requires us to hire only U.S. Citizens or those who are legally authorized to work in the United States.  Please bring two forms of identification in order to complete the I-9 Employment Eligibility Verification form. Also, please bring a voided check for direct deposit.

To ensure you experience a smooth transition to Denny’s, we will work with you during your first several months to ensure you meet with key stakeholders and team members, as well as to provide you with an overview of our existing operations and support programs and processes and involve you in our key strategic initiatives.

Robert, we are all very impressed with your background and experience and look forward to having you join the Denny’s team.  Should you have any questions about any portion of this offer, please call me directly at 864-597-8879.   Welcome to Denny’s!

Sincerely,

/s/  Jill Van Pelt
Jill Van Pelt
Vice President, Human Resources

I acknowledge that this letter is not an employment contract and should not be construed as such, but is intended to provide a detailed understanding of the compensation package offered to me.

/s/ Robert Rodriguez                                                                                                 August 20, 2010
Robert Rodriguez